Exhibit 99.1

Harvard Bioscience Announces CEO Succession Plan & Appointment of Two New Independent Directors to Board

-	Current Board member John Duke to succeed Jim Green as President & CEO
-	Rob Gagnon and Seth Benson appointed as new Board members
-	Q2 ’25 revenue anticipated to be $20.4 million and Company reiterates previously announced Q2 ‘25 gross margin guidance

HOLLISTON, Mass., July 17, 2025 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company” or “Harvard Bioscience”) today announced a CEO succession plan under which John Duke will assume the role of President & CEO following the planned retirement of Jim Green, effective July 28, 2025. Jim Green will be retiring from his President, CEO & Chairman roles at Harvard Bioscience after more than 8 years as Chairman and 6 years as President & CEO.

Mr. Duke is a member of the Board of Directors of Harvard Bioscience and Chief Executive Officer of Plastic Molding Technology (PMT), a leading supplier of plastic components where he drove strong performance, achieving approximately 20% annual revenue growth during his tenure. Prior to joining PMT, Mr. Duke served as Executive Vice President and Chief Business Officer of Lyten, Inc., a manufacturer of advanced materials, and prior to that spent over 20 years in roles of increasing responsibility at Corning Incorporated, including ten years in Corning’s Life Sciences division. Mr. Duke earned a Bachelor of Science in Materials Science & Engineering from the University of Utah and a Master of Business Administration from Harvard University.

“I am honored to be appointed as the next President & CEO at this important time for Harvard Bioscience,” said Mr. Duke. “I am excited to get to work building off the strong base at Harvard Bioscience and will be focused on delivering growth and profitability. I look forward to partnering with Jim on a seamless transition, as well as with the Board, leadership team, and employees as we look ahead to driving long term value in the business.”

Jim Green, President & CEO, said, “I am thrilled to have John as my successor. During the Board search earlier this year, I identified him as my ideal candidate. I am confident in the Company’s future with John at the helm and committed to ensuring a smooth transition. I look forward to remaining a significant investor in the business, as I strongly believe in the value and prospects at Harvard Bioscience.”

In addition, the Company announced the appointment of Rob Gagnon and Seth Benson to the Board of Directors, effective July 16, 2025.

Mr. Gagnon has more than 20 years of experience leading global finance operations in the life sciences industry and is an experienced public company board member with deep knowledge of Harvard Bioscience’s business, having served as the CFO of Harvard Bioscience from 2013-2018. He currently serves on the boards of Verastem Oncology, Bone Biologics and Purple Biotech.

Mr. Benson has more than 20 years of leadership experience in finance, technology and operations, which includes significant time spent in life science tools. He is currently the CFO of Nuclera Ltd and previously served as the CFO of Vizgen, Inc. and VP, Strategic Finance & Investor Relations of Akoya Biosciences.

“Rob and Seth are great additions to the Board of Directors. I look forward to working with them, and John in his new role, to create value for Harvard Bioscience’s shareholders. On behalf of the Board, I thank Jim for his service and wish him well in retirement,” said Katherine Eade, Lead Independent Director.

The Company also announced that second quarter 2025 revenue is expected to be $20.4 million and reiterated its previously announced guidance that it expects gross margin to be in the range of 55% to 57% for the second quarter of 2025.

The Company plans to report its second quarter 2025 financial results on August 11, 2025.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, drug and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in the United States, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance including revenue and gross margin, and matters relating to the Company’s ability to continue as a going concern, fund its operations, or refinance outstanding indebtedness. Forward-looking statements do not guarantee future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K as well as in the Company’s other filings with the Securities and Exchange Commission. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this document. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Investor Inquiries:

(508) 893-3120
investors@harvardbioscience.com